Exhibit 3.1

CASCADE MICROTECH, INC.

SECOND AMENDMENT TO

SECOND AMENDED AND RESTATED BYLAWS

The following sets forth an amendment to the Second Amended and Restated Bylaws of Cascade Microtech, Inc., an Oregon corporation, which amendment was adopted and became effective as of November 16, 2007:

The Second Amended and Restated Bylaws of Cascade Microtech, Inc., as amended, are hereby further amended by replacing Article VI as follows:

ARTICLE VI

ISSUANCE OF SHARES

6.1 Certificates for Shares.

(a) Certificates representing shares of the Corporation shall be in any form determined by the Board of Directors consistent with the Oregon Business Corporation Act and these Bylaws; provided that any shares of the Corporation may be uncertificated, whether upon original issuance, reissuance or subsequent transfer. Shares represented by certificates shall be signed, either manually or in facsimile, by two officers of the Corporation, at least one of whom shall be the Chief Executive Officer or the President, and may be sealed with the seal of the Corporation, if any, or a facsimile thereof. The signatures of officers upon a certificate may be facsimiles if the certificate is countersigned on behalf of a transfer agent or by a registrar other than the Corporation itself or an employee of the Corporation. All certificates for shares shall be consecutively numbered or otherwise identified. The name and mailing address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the Corporation. Each shareholder shall have the duty to notify the Corporation of his or her mailing address. Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of certificated shares shall be identical.

(b) Every certificate for shares of stock that are subject to any restriction on transfer pursuant to the Articles of Incorporation, these Bylaws, applicable securities laws, agreements among or between shareholders, or any agreement to which the Corporation is a party shall have conspicuously noted on the face or back of the certificate either (i) the full text of the restriction or (ii) a statement of the existence of such restriction and that the Corporation retains a copy of the restriction. Every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall set forth on its face or back either (i) the full text of the designations, relative rights, preferences, and limitations of the shares of each class and series authorized to be issued and the authority of the Board of Directors to determine variations for future series or (ii) a statement of the existence of such designations, relative rights, preferences, and limitations and a statement that the Corporation will furnish a copy thereof to the holder of such certificate upon written request and without charge.

6.2 Transfer of Shares. A transfer of shares of the Corporation shall be made only on the stock transfer books of the Corporation by the holder of record thereof or by the holder’s legal representative, who shall furnish proper evidence of authority to transfer, or by the holder’s attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, or with its transfer agent, if any, and on surrender for cancellation of the certificate for such shares or upon proper instruction from the holder of uncertificated shares. All certificates surrendered to the Corporation for transfer shall be canceled, and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled, except that in case of a lost, destroyed, or mutilated certificate a new one may be issued therefor upon such terms and indemnity to the Corporation as the Board of Directors prescribes. Upon receipt of proper transfer instructions from the holder of uncertificated shares, the Corporation shall cancel such uncertificated shares and issue new equivalent uncertificated shares, or, upon such holder’s request, certificated shares, to the person entitled thereto, and record the transaction upon its books. The person in whose name shares stand on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes.

6.3 Transfer Agent and Registrar. The Board of Directors may from time to time appoint one or more transfer agents and one or more registrars for the shares of the Corporation, with such powers and duties as the Board of Directors determines by resolution. The signatures of officers upon a certificate may be facsimiles if the certificate is manually signed on behalf of a transfer agent or by a registrar other than the Corporation itself or an employee of the Corporation.

6.4 Officer Ceasing to Act. If the person who signed a share certificate, either manually or in facsimile, no longer holds office when the certificate is issued, the certificate is nevertheless valid.